MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

December 18, 2006

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Property Evaluation Expected Shortly For Leases in World-Class Alberta Oil Sands

Micron Enviro Systems, Inc. (OTCBB:MENV) (Frankfurt: NDDA --- WKN: A0J3PY) ("Micron") is expecting to have a preliminary report that will give an estimate of the potential amount of oil in ground covering all of the Oil Sands leases that Micron has interests in.  The majority of the world’s largest oil companies have operations in the Alberta Oil Sands, which is one of the single largest natural resource regions on earth.

Recently, Micron announced it had been informed by the operator that seismic operations had commenced on one of the Athabasca Oil Sands properties (Leismer) that it has an interest in. The seismic is expected to be complete within 7 to10 days. Also, drilling of the test well on this acreage is expected to be underway shortly.  All monies relating to drilling and seismic operations has been forwarded, therefore no additional capital will be needed at this time for this specific Oil Sands Prospect. The seismic operations and test drilling will enable Micron to further delineate the potential size of the oil sands resource in place. This prospect lies directly in between and adjacent to Petrobank’s Whitesands Project, which is reported to have 1.6 billion barrels of bitumen in place, and North American Oil Sands, which has stated a possible reserve of 4.09 billion barrels in ground on their property which is next to Micron’s.  Please refer to the map on the website (www.micronenviro.com)  for more details.

Bernie McDougall, President of Micron stated, “Micron has leases which are now being worked on in one of the largest known oil and gas deposits on earth.  When you factor in that Micron is one of the smallest market capitalized companies working in the Alberta Oil Sands, we feel there is tremendous leverage in our company especially if oil prices continue to climb.  We feel that 2007 will be a breakthrough year for Micron as we develop the Oil Sands leases we have and as we most likely will acquire additional acreage in the Oil Sands.  When you look at the map on our website of where our properties are and the size of the companies around us, clearly you will understand our enthusiasm for Micron’s future.”

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the U.S. with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.  It is expected that over 100 billion dollars will be spent on developing the Alberta Oil Sands in the coming years.  At this time only approximately 2% of the initial established resource has been produced to date in the massive Oil Sands of Alberta.

Micron is planning to re-initiate a marketing plan to create additional awareness for the company as the oil and gas operations start up. There has been very little marketing since Micron changed its symbol to MENV, therefore management feels the market may not be aware of what Micron is doing. This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range.  This marketing plan will include increasing Micron’s presence in Europe with a focus on Germany.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com